Exhibit 99.(i)

July 25, 2013

The Boston Trust & Walden Funds
3435 Stelzer Road
Columbus, OH 43219

Re:            Re: The Boston Trust & Walden Funds, File Nos. 333-44964 and 811-6526

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 140 to the Registration Statement for The Boson Trust & Walden Groups (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 146 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP